April 27, 2012

Eagle Rock Energy Partners Issues Reminder Regarding Final Warrant Exercise Date on May 15th

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) hereby reminds its warrant holders that the final exercise date for the Eagle Rock outstanding warrants is Tuesday, May 15, 2012. Unexercised warrants will expire at 5:00 p.m., New York City time, on May 15, 2012. Any warrants that are not exercised on or before this time will expire and have no further value. A total of 2,548,081 warrants remain outstanding. The warrants have been trading on the NASDAQ Global Select Market since July 9, 2010 under the symbol “EROCW.”

Each warrant entitles the holder to purchase one Eagle Rock common unit for $6.00 on certain specified days, the last remaining of which is May 15, 2012. The method for exercising the warrants is set forth beginning on page S-55 in the prospectus supplement the Partnership filed with the Securities and Exchange Commission on May 27, 2010.

If you hold warrants through a broker, custodian bank or other nominee and wish to exercise those warrants, you must instruct your broker, custodian bank or other nominee to exercise your warrants and you must timely deliver all documents and payment to such broker, custodian bank or nominee, as the case may be, to timely deliver on your behalf. Your broker, custodian bank or other nominee will instruct you as to the steps required to exercise your warrants and may require you to act several days before the expiration of the warrants offering in order to timely submit payment and other documents on your behalf. Your warrants will not be considered exercised unless the warrant agent receives from your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription payment before the expiration of the warrants offering.

If you hold warrants directly (i.e., not through a broker, custodian bank or other nominee) and wish to exercise those warrants, you must complete the appropriate form of election to purchase and timely deliver the completed form of election to purchase, the applicable warrant certificate and payment in full for the common units purchased thereunder directly to the warrant agent.

All required documentation and payments, whether delivered directly by you as a record holder or delivered by your broker, custodian bank, or other nominee, on your behalf, must be received by the warrant agent and payment must be cleared by no later than 5:00 p.m., New York City time, on May 15, 2012.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (“NGLs”); (iii) crude oil logistics and marketing; and (iv) and natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations